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                          April 12, 2021

       Fawad Maqbool
       President and Chief Executive Officer
       AmpliTech Group, Inc.
       620 Johnson Avenue
       Bohemia, New York 11716

                                                        Re: AmpliTech Group,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 1, 2021
                                                            File No. 333-254969

       Dear Fawad Maqbool:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Andi
Carpenter at 202-551-3645 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing